Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

May 18, 2012

Nissan Master Owner Trust Receivables Nissan Wholesale Receivables Corporation II Nissan Motor Acceptance Corporation One Nissan Way Franklin, Tennessee 37067

Re:	Nissan Master Owner Trust Receivables

Nissan Wholesale Receivables Corporation II

Registration Statement on Form S-3

Registration No. 333-166449

Ladies and Gentlemen:

We have acted as special counsel to Nissan Wholesale Receivables Corporation II, a Delaware corporation (the “Depositor”), in connection with the above-captioned registration statement (the “Registration Statement”) and the offering of the Nissan Master Owner Trust Receivables Series 2012-B Notes (the “Notes”) described in the final prospectus supplement dated May 15, 2012 and the base prospectus dated May 15, 2012 (collectively, the “Prospectus”), which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Nissan Master Owner Trust Receivables, a Delaware statutory trust (the “Issuing Entity”) created pursuant to that certain Trust Agreement, dated as of May 13, 2003, as amended and restated by the Amended and Restated Trust Agreement, dated as of July 24, 2003, and as further amended and restated as of October 15, 2003, by and between NWRC II, as transferor, and Wilmington Trust Company, as owner trustee. The Notes will be issued pursuant to an indenture supplement (the “Indenture Supplement”) between the Issuing Entity and U.S. Bank National Association, as indenture trustee, which supplements the Indenture, dated as of July 24, 2003, as amended and restated as of October 15, 2003 (as amended, restated, modified and supplemented, the “Indenture”), by and between the Issuing Entity and the Indenture Trustee.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of the Depositor, Nissan Motor Acceptance Corporation (“NMAC”) and the Issuing Entity, the Prospectus, the Indenture, the current drafts of the Indenture Supplement, the form of Notes included as an exhibit to the Indenture Supplement, and such other records, documents and certificates of the Depositor, NMAC, the Issuing Entity and public officials and other instruments as we have deemed necessary for the purpose of this opinion.

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Nissan Master Owner Trust Receivables Nissan Wholesale Receivables Corporation II Nissan Motor Acceptance Corporation
May 18, 2012

Based upon the foregoing, we are of the opinion that, with respect to the Notes, when (a) the Notes have been duly executed and issued by the Issuing Entity, authenticated by the Indenture Trustee, and sold by the Seller and (b) payment of the agreed consideration for the Notes has been received by the Issuing Entity, such Notes will have been duly authorized by all necessary action of the Issuing Entity and will be legally issued and binding obligations of the Issuing Entity and entitled to the benefits afforded by the Indenture and Indenture Supplement, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

The opinions expressed above are limited to the federal laws of the United States of America, the laws of the State of New York (excluding choice of law principles therein), the Delaware Limited Liability Company Act and the Delaware Statutory Trust Act. We express no opinion herein as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

Mayer Brown LLP